PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                  [LETTERHEAD]


                                  May 15, 1998


TII Industries, Inc.
1385 Akron Street
Copiague, New York  11726

Gentlemen:

            We have acted as counsel to TII Industries, Inc, a Delaware corporation (the "Company"), in connection with Registration Statement No. 333-47105 on Form S-3 (the "Registration State ment") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an aggregate of 2,480,000 shares (the "Shares") of the Company's Common Stock, $.01 par value, consisting of (a) 2,280,000 shares (the "Conversion Shares") which may be issued upon conversion of 5,000 shares of the Company's Series C Convertible Preferred Stock and (b) 200,000 shares (the "Warrant Shares") which may be issued upon the exercise of warrants which are exercisable until January 25, 2001 (the "Warrants").

            In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

            Based upon and subject to the foregoing, we are of the opinion that

            (i) the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms and provisions of the Certificate of Designation under which the Preferred Shares were issued, will be validly issued, fully paid and non-assessable; and




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            (ii)        the Warrant Shares, when paid for in accordance with the
terms of the Warrants and issued upon the exercise of the Warrants, in accordance with the terms and provisions of the Warrants, will be validly issued, fully paid and non-assessable.

            We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                         /S/ PARKER CHAPIN FLATTAU & KLIMPL, LLP

                                             PARKER CHAPIN FLATTAU & KLIMPL, LLP